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                                                              Exhibit 99.B.4.103

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

The Contract and the Certificate, if applicable, is endorsed as follows.

1. In the section of the Contract entitled, Individual Account Reserve, delete subsection (e) and replace it with the following.

          (e) a charge of $-0- on each anniversary of each Individual Account effective date; and minus

          In the section of the Contract and the Certificate entitled Maintenance Fee, if applicable, delete and replace with the following.

          The Maintenance Fee will be $-0-.

2. Delete the section entitled Sum Payable at Death (Before Annuity Payments Start), if applicable, and replace it with the following.

          The Company will pay any portion of the Individual Account(s) Reserve/Current Value to the beneficiary when:

          (a)  The Participant dies before Annuity payments start; and
          (b) The certified copy of the death certificate is received by the Company; and
          (c) A completed and signed election form is submitted to the Home Office.

          A guaranteed death benefit is available if the beneficiary requests either a lump-sum payment or an Annuity option within six months of the Participant's death.

          For each Individual Account, the death benefit is guaranteed to be the greater of:

          (a) The current value of the Individual Account, plus aggregate positive MVA, as applicable, on the date the notice of death and the request for payment are received in good order at our Home Office; or

          (b) The total of Net Deposit(s)/Net Purchase Payment(s) to the Individual Account, minus the total of all partial withdrawals, annuitizations made from the Individual Account and any amount allocated from the Individual Account to the Loan Account.

          If the beneficiary requests payment of the death benefit in a form other than a lump sum or Annuity payments, and/or more than six months has elapsed following the date of the Participant's death, the amount of the death benefit is equal to the Individual Account Reserve/Current Value on the date the Company receives notice of death and a request for payment in good order at its Home Office. Amounts in the GA Account will be payable as described in the section entitled Market Value Adjustment (MVA), if applicable.

          If the Participant dies before distributions begin in accordance with the provisions of Code Section 401(a)(9), the entire value of the Individual Account must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of the Participant's death. Alternatively, if the Participant has a designated beneficiary, payments may be made over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary provided distribution to a non-spouse beneficiary begins by December 31 of the calendar year following the calendar year of the Participant's death. If the beneficiary is the Participant's spouse, the distribution is not required to begin earlier than December 31 of the calendar year in which the Participant would have attained age 70 1/2 or such later date as may be allowed under federal law or regulations.

          If the Participant dies after distributions begin in accordance with the provisions of Code Section 401(a)(9), payments to the beneficiary must be made at least as rapidly as the method of distribution in effect at the time of the Participant's death.

          If no beneficiary exists, payment will be made to the Participant's estate.

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3.   In the section entitled Surrender Value or Surrender Fee, if applicable, add the following subsections.

          Due to a Participant's severance from employment/termination of employment; or

          Due to financial hardship as defined by the Code. The amount available for financial hardship is limited to the lesser of the amount necessary to satisfy the need or the Net Deposit(s)/Net Purchase Payment(s) attributable to Participant salary reduction Net Deposit(s)/Net Purchase Payment(s) made on or after January 1, 1989.

This endorsement is effective and made a part of the Contract and the Certificate, if applicable, on the date, following State Insurance Department approval, as mutually agreed upon by ING and the Contract Holder.


                                      /s/ Keith Gubbay

                                      President
                                      ING Life Insurance and Annuity Company